As filed with the Securities and Exchange Commission
                            on October 17, 1997
                                                Registration No. 333-_____







                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                          _______________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933

                          ______________________

                           SEARS, ROEBUCK AND CO.
          (Exact name of registrant as specified in its charter)


New York                                          36-1750680
(State or other jurisdiction of    (I.R.S. Employer Identification No.)
incorporation or organization)

                             3333 Beverly Road
                     Hoffman Estates, Illinois  60179
                 (Address of principal executive offices)


                      Associate Stock Ownership Plan
                         (Full title of the plan)


                             Michael D. Levin
           Senior Vice President, General Counsel and Secretary
                           Sears, Roebuck and Co.
                             3333 Beverly Road
                     Hoffman Estates, Illinois  60179
                              (847) 286-2500
                   (Name, address and telephone number,
                including area code, of agent for service)


                      CALCULATION OF REGISTRATION FEE

___________________________________________________________________________
                                   Proposed    Proposed
 Title of    Amount to be          maximum    maximum aggregate  Amount of
securities    registered           offering   offering price     registration
   to be                           price per                       fee
registered (1)                     share
__________________________________________________________________________
Common Shares,  10,000,000 shares $50.50(2) $505,000,000.00(2)   $153,030.30
$.75 par value
___________________________________________________________________________

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock of the Registrant on the New York Stock Exchange on October 16, 1997.

                    PART II  INFORMATION REQUIRED IN THE
                          REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

                The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Sears, Roebuck and Co. (the "Company") are incorporated herein by reference:

                (a) The Company's Annual Report on Form 10-K for the year ended December 28, 1996 (the "1996 Annual Report").

                (b)      All other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 28, 1996.

                (c) The description of the Company's common shares, par value $.75 per share (the "Common Stock"), which is contained in Item 5 of the 1996 Annual Report, including any subsequent amendment or any report filed for the purpose of updating such description.

                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all documents filed by the Associate Stock Ownership Plan pursuant to Section 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Item 4.  Description of Securities

                Not applicable.

Item 5.  Interests of Named Experts and Counsel

                Not applicable.

Item 6.  Indemnification of Directors and Officers

                The Company is a New York corporation. Sections 721 through 724 of the New York Business Corporation Law ("BCL") provide that in certain circumstances a corporation may indemnify directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of any action or proceeding by or in the right of any other corporation which such directors or officers served in any capacity at the request of the Company, if such director or officer (i) acted in good faith for a purpose which he or she reasonably believed not to be opposed to the best interests of the Company and (ii) in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. A corporation is required to indemnify against reasonable expenses (including attorneys' fees) any director or officer who successfully defends any such actions. The foregoing statements are subject to the detailed provisions of the BCL.

                Article V of the by-laws of the Company provides that the Company shall indemnify to the full extent permitted by law, any person made, or threatened to be made, a party to, or who is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate, while a director or officer of the Company and at the request of the Company, is or was serving another corporation in any capacity, against judgments, fines, amounts paid in settlement and all expenses, including attorneys' fees, actually incurred as a result of such action. Article V states that the indemnification benefits provided thereby are contract rights, enforceable as if set forth in a written contract.

                The Company has in effect insurance policies in the amount of $100 million covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

Item 7.  Exemption from Registration Claimed

                Not applicable.

Item 8.  Exhibits

                The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

                (a)      The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                         (i)     To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

                         (ii)    To reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                         (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act and each filing of the Associate Stock Ownership Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

                The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 17th day of October, 1997.

                                         SEARS, ROEBUCK AND CO.


                                         By:/s/ALAN J. LACY*
                                         Name: Alan J. Lacy
                                         Title:Executive Vice
                                         President and Chief
                                         Financial Officer

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of October, 1997.

/s/ARTHUR C. MARTINEZ*   Director, Chairman of the Board of Directors,
Arthur C. Martinez       President and Chief Executive Officer
                         (Principal Executive Officer)

/s/ALAN J. LACY*         Executive Vice President and Chief Financial
Alan J. Lacy             Officer (Principal Financial Officer)

/s/JAMES A. BLANDA*      Vice President and Controller
James A. Blanda          (Principal Accounting Officer)

/s/HALL ADAMS, JR.*      Director
Hall Adams, Jr.

/s/WARREN L. BATTS*      Director
Warren L. Batts

/s/ALSTON D. CORRELL, JR.*  Director
Alston D. Correll, Jr.

/s/MICHAEL A. MILES*     Director
Michael A. Miles

/s/RICHARD C. NOTEBAERT* Director
Richard C. Notebaert

/s/PATRICK G. RYAN*      Director
Patrick G. Ryan
/s/HUGH B. PRICE*        Director
Hugh B. Price

/s/CLARENCE B. ROGERS, Jr.*  Director
Clarence B. Rogers, Jr.

/s/DONALD H. RUMSFELD*   Director
Donald H. Rumsfeld

/s/DOROTHY A. TERRELL*   Director
Dorothy A. Terrell


By: /s/ALAN J. LACY
       Alan J. Lacy
       Attorney-In-Fact

                The Plan.  Pursuant to the requirements
of the Securities Act of 1933, the Administration Committee administering the Associate Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois on this 17th day of October, 1997.




                                         ASSOCIATE STOCK OWNERSHIP PLAN


                                         By:/s/MICHAEL D. LEVIN
                                            Michael D. Levin
                                            Member of the Administration
                                            Committee

          INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


Exhibit
Number  Description of Exhibit

 4(a) Restated Certificate of Incorporation of the Company, as amended to May 13, 1996 (incorporated by reference to Exhibit 3(a)to the Company's Registration Statement, Registration No. 333-8141).

*4(b)   By-Laws of the Company, as amended to August 13, 1997.

*4(c)   Associate Stock Ownership Plan, as amended and restated.

*5      Opinion of Nancy K. Bellis.

*15 Acknowledgment of Awareness from Deloitte & Touche LLP concerning Unaudited Interim Financial Information.

*23(a) Consent of Nancy K. Bellis (included in the opinion filed as Exhibit 5).

*23(b)  Consent of Deloitte & Touche LLP.

*24     Powers of Attorney.
________________________________
*  Filed herewith.